UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported)   August 16, 2005
WESCO INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

001-14989	25-1723342

(Commission File Number)	(IRS Employer Identification No.)

225 West Station Square Drive, Suite 700 Pittsburgh, Pennsylvania	15219

(Address of Principal Executive Offices)	(Zip Code)
(412) 454-2200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items To Be Included In This Report
Section 1 — Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement.
On August 17, 2005, WESCO International, Inc. announced the signing by WESCO Distribution, Inc. (”WESCO”) and Carlton-Bates Company (“CBC”) of an Agreement and Plan of Merger (the “Agreement”) pursuant to which C-B WESCO, Inc., an indirect wholly-owned subsidiary of WESCO, will merge with and into CBC (as so merged, the “Surviving Corporation”). Pursuant to the Agreement, WESCO will become the sole shareholder of the Surviving Corporation and the securityholders (including optionholders) of CBC will receive cash consideration in exchange for their interests in CBC.
The purchase price is approximately $250 million, subject to adjustment based on working capital at closing and certain other costs. $20 million of the purchase price will be held in escrow for up to thirty months following closing to address potential indemnification claims of WESCO.
The parties have made customary representations, warranties and covenants in the Agreement, including, among others, CBC’s covenants (i) to conduct its business in the ordinary course and in substantially the same manner as previously conducted, and (ii) not to solicit, encourage, initiate or participate in, or provide any information in connection with, any other merger, sale of shares, or sale of all or substantially all of CBC’s assets.
The Agreement is conditioned, among other things, on the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
Section 9 – Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits

Exhibit No.	Description

99.1	Press release dated August 17, 2005 regarding the matter referenced in Item 1.01.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESCO INTERNATIONAL, INC.
By:	/s/ Stephen A. Van Oss

Stephen A. Van Oss Senior Vice President and Chief Financial and Administrative Officer
Date: August 19, 2005

EXHIBIT INDEX

Number	Description	Method of Filing

99.1	Press release dated August 17, 2005.	Filed herewith